EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc.

Commission File No.: 033-18888

FOR IMMEDIATE RELEASE

Orrstown Contact:	First National Contact:

Kenneth R. Shoemaker	Peter C. Zimmerman
(717) 532-6114	(717) 567-3414

ORRSTOWN FINANCIAL SERVICES, INC.

COMPLETES ITS ACQUISITION OF THE FIRST NATIONAL BANK OF NEWPORT

Shippensburg, Pennsylvania (May 1, 2006) – Orrstown Financial Services, Inc. (OTCBB: ORRF) (“Orrstown Financial”), the parent company of Orrstown Bank, announced today the completion of its acquisition of The First National Bank of Newport (“First National”), a $120 million national banking institution with four banking offices located in Perry County, Pennsylvania. First National will continue to operate as “The First National Bank of Newport.”

As previously reported, First National shareholders overwhelmingly approved the acquisition at a special meeting on April 18, 2006. Final regulatory approvals necessary to complete the transaction were received in April.

Under the terms of the Agreement and Plan of Reorganization dated November 21, 2005, each share of First National common stock outstanding at the time of the acquisition will be exchanged for $22.20 cash and 1.75 shares of Orrstown common stock. As a result of the transaction, Orrstown Financial will issue approximately 700,000 shares of its common stock. The total purchase price of the acquisition is valued at approximately $32.9 million.

Peter C. Zimmerman, President and Chief Executive Officer of First National and currently a member of its Board of Directors, will become a director of Orrstown Financial. In addition, Kenneth R. Shoemaker, President and Chief Executive Officer of Orrstown Financial and Orrstown Bank and currently a member of each institution’s Board of Directors, will become a director of First National.

Shoemaker commented, “This is an important strategic step for us, that expands our market and allows us to further utilize our technology and support services. First National’s philosophy and approach to banking is very compatible with ours. Both banks now become stronger while maintaining the special community spirit that sets us apart from our competition.”

First National joins Orrstown Bank as a subsidiary banking institution of Orrstown Financial. Orrstown Bank, headquartered in Shippensburg, Pennsylvania, operates fifteen banking offices and four remote service facilities located in Cumberland and Franklin Counties, Pennsylvania, as well as its newest location in Washington County, Maryland.

As a result of the transaction, Orrstown Financial has become a two-bank financial holding company with more than $720 million in total assets.

Additional information on Orrstown Financial and Orrstown Bank is available on the Internet at www.orrstown.com. Additional information on First National is available on the Internet at www.perrycounty.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to achieve anticipated acquisition related operational efficiencies, the ability to enhance revenues through increased market penetration, expanded lending capacity and product offerings and other risks detailed from time to time in Orrstown’s SEC filings, including Forms 10-Q and 10-K (copies of which are available from Orrstown without charge in hard copy or online at www.sec.gov). Orrstown and First National disclaim any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.